EXHIBIT 21
                                  SUBSIDIARIES

All  of  the  Company's  subsidiaries  are  wholly-owned:

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



Company                          Jurisdiction of Organization
-------------------------------  ----------------------------
Criticare Service GmbH. . . . .  Germany
Sleep Care, Inc.. . . . . . . .  Delaware
Criticare (FSC), Inc. . . . . .  Wisconsin
CSI International, Corp. (DISC)  Wisconsin
Criticare Biomedical, Inc.. . .  Wisconsin
CSI Trading, Inc. . . . . . . .  Wisconsin
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